[MAN INVESTMENTS LOGO OMITTED]

                                Man-AHL 130, LLC
                                Account Statement
                             12/1/2008 to 12/31/2008
                                   (Unaudited)


MAN-AHL 130, LLC

                                STATEMENT OF CHANGES IN CAPITAL ACCOUNT

Beginning of Period Net Asset Value                                                               36,024,220.84

Capital Additions this Period                                                                        592,000.00

Capital Withdrawals this Period                                                                   (4,859,768.71)

         Net Income (Loss) for the Period                                                          1,305,592.08
                                                                                                 --------------
         End of Period Net Asset Value (12/31/2008)                                               33,062,044.21
                                                                                                 --------------

         Rate of Return for the Period Class A Series 1                                     3.48%
         Rate of Return for the Period Class A Series 2                                     3.59%
         Rate of Return for the Period Class B Series 1                                     3.47%
         Rate of Return for the Period Class B Series 2                                     3.58%


                                    INVESTOR STATEMENT OF INCOME (LOSS)

Income

              Gain (Loss) on Trading of Commodity Futures and Forwards:
                  Realized Gain (Loss) on Closed Futures and Forwards                              1,993,203.46
                  Change in Unrealized Gain (Loss) on Open Futures and Forwards                     (202,647.02)
              Gain (Loss) From Investments in Other Partnerships                                     (47,814.22)
              Change in Accrued Commissions                                                           (4,821.48)
              Interest Income                                                                         22,982.77
                                                                                                 --------------
                               Total Income                                                        1,760,903.51
                                                                                                 --------------


Expenses

              Miscellaneous Fee Expense                                                                    00.0
              Management Fee                                                                         (87,741.03)
              Incentive Fee                                                                         (344,338.70)
              Other Expenses                                                                         (49,394.72)
              (Waiver)                                                                                26,163.02
                                                                                                 --------------
                               Total Expenses                                                       (455,311.43)
                                                                                                 --------------
                               Net Income                                                          1,305,592.08
                                                                                                 --------------

                        STATEMENT OF FUND CHANGES IN NET ASSET VALUE (N.A.V.)

Beginning of Period Net Asset Value (12/1/2008)                                                   36,024,220.84
Capital Contributions this Period                                                                    592,000.00
Capital Redeemed this Period                                                                      (4,859,768.71)
Current Period Net Income (Loss)                                                                   1,305,592.08
                                                                                                 --------------

                        End of Period Net Asset Value Value (12/31/2008)                          33,062,044.21
                                                                                                 --------------
                        End of Period Net Asset Value Per Unit Class A Series 1 (12/31/2008)             141.44

                        End of Period Net Asset Value Per Unit Class A Series 2 (12/31/2008)             144.10

                        End of Period Net Asset Value Per Unit Class B Series 1 (12/31/2008)             141.85

                        End of Period Net Asset Value Per Unit Class B Series 2 (12/31/2008)             144.52

    To the best of my knowledge and belief, the information contained in the above report is accurate and complete.


/s/ Rhowena Blank
       Rhowena Blank, Vice President and Head of Accounting and Operations, Man Investments (USA) Corp Commodity Pool Operator of Man AHL-130, LLC